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                                                                Exhibit 5.1

                         [ALLEN & GLEDHILL LETTERHEAD]


30th September 1997

Flextronics International Ltd.
514 Chai Chee Lane #04-13
Bedok Industrial Estate
Singapore 469029

Dear Sirs

REGISTRATION STATEMENT ON FORM S-3 OF FLEXTRONICS INTERNATIONAL LTD.

We have acted as Singapore counsel for Flextronics International Ltd. ("the Company"), a Singapore corporation, in connection with (i) the authorisation, issuance and sale of up to 2,185,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares"), which shares include up to 285,000 Ordinary Shares subject to an underwriters' over-allotment option (such Ordinary Shares referred to as "the Company Shares"), as described in the above-referenced Registration Statement ("the Registration Statement"), and
(ii) the preparation of the Registration Statement under the Securities Act of 1933, as amended.

In this connection, we are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Company Shares. We have also reviewed the Registration Statement, and we have made such other examinations of law and fact as we considered necessary in order to form a basis for the opinion hereafter expressed.

Based on the foregoing, we are of the opinion that the Company Shares have been duly authorized, and that upon the passing of the requisite resolutions to allot the Company Shares and the issue of the certificates representing the Company Shares in accordance with the Articles of Association of the Company against payment therefor, the Company Shares will be legally issued and fully-paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Certain Legal Matters" in the Prospectus which is part of the Registration Statement.

Yours faithfully


/S/ ALLEN & GLEDHILL